Exhibit 99.5

AUDIOVOX CORPORATION

FEBRUARY 28, 2011

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Audiovox Corporation

AUDIOVOX CORPORATION

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

All amounts presented are in thousands (unless otherwise indicated) except share and per share data.

On March 1, 2011, Soundtech, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Audiovox Corporation (the “Company” or” “Audiovox”) completed its acquisition (“Acquisition”) of Klipsch Group, Inc. and its worldwide subsidiaries (“Klipsch”) pursuant to a Stock Purchase Agreement (“Purchase Agreement”) for a total purchase price of $167.6 million, which consisted of a purchase price of $166 million plus a working capital adjustment of $1.6 million, (the “Purchase Price”) plus related transaction fees and expenses.  The Company purchased all of the issued and outstanding shares of Klipsch from the former stockholders.

On March 1, 2011, Audiovox, as Parent, and certain of its directly and indirectly wholly-owned subsidiaries (the “Borrowers”) entered into a Credit Agreement (the “Credit Agreement”) with, Wells Fargo Capital Finance, LLC (“Wells Fargo”) as Administrative Agent and Sole Lead Arranger and Sole Bookrunner, and the other lenders party thereto. The Credit Agreement provides for a revolving credit facility (the "Credit Facility") of up to $175 million (the "Maximum Credit"). This amount may be increased at the option of the Company up to a maximum of $200 million.

Generally, the Company may designate specific borrowings under the Credit Facility as either Base Rate Loans or LIBOR Rate Loans, except that Swing Loans may only be designated as Base Rate Loans. Loans designated as LIBOR Rate Loans shall bear interest at a rate equal to the then applicable LIBOR rate plus a range of 2.25 - 2.75% based on excess availability in the borrowing base. Loans designated as Base Rate loans shall bear interest at a rate equal to the base rate plus an applicable margin ranging from 1.25 - 1.75% based on excess availability in the borrowing base.

This Acquisition was financed through a combination of existing Audiovox cash and approximately $89 million of borrowings under the Credit Agreement.

As prescribed by Securities and Exchange Commission guidelines, the following unaudited pro forma combined consolidated financial statements are based on the historical financial statements of Audiovox and Klipsch after giving effect to the Acquisition, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.

The historical financial information has been adjusted in the unaudited pro forma combined financial data to give effect to pro forma events that are, based upon available information and certain assumptions: (i) directly attributable to the Acquisition, (ii) factually supportable and reasonable under the circumstances, and (iii) with respect to the statement of income, expected to have a continuing impact on the combined results.

The unaudited pro forma combined balance sheet as of February 28, 2011 is presented as if the Acquisition had occurred on February 28, 2011.  The unaudited pro forma combined statements of income for the year ended February 28, 2011, is presented as if the Acquisition had occurred on March 1, 2010 with recurring acquisition-related adjustments reflected in the year.

The Acquisition will be accounted for under the acquisition method of accounting in accordance with ASC 805-10 topic for “Business Combinations” (formerly referred to as FASB Statement of Financial Accounting Standards No. 141R).  Management has estimated the fair value of tangible and intangible assets acquired and liabilities assumed based on preliminary estimates and assumptions.  These preliminary estimates and assumptions could change significantly during the purchase price measurement period as we finalize the valuations of the net tangible assets and intangible assets.  Any change could result in material variances between the Company's future financial results and the amounts presented in these unaudited combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The following unaudited pro forma combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the Acquisition been consummated as of the dates indicated or that may be achieved in the future.  The unaudited pro forma combined financial statements do not reflect any operating efficiencies, associated cost savings or additional costs that we may achieve with respect to the combined companies.

The unaudited pro forma combined financial statements should be read in conjunction with Audiovox's historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended February 28, 2011, the historical consolidated financial statements of Klipsch for the years ended June 30, 2010, 2009, and 2008 (Exhibit 99.2 to 99.3 to this Form 8-K/A), the historical unaudited consolidated financial statements of Klipsch as of and for the eight months ended

February 28, 2011 (Exhibit 99.4 to this Form 8-K/A) and other information pertaining to Audiovox and Klipsch contained in this Form 8-K/A.

For ease of reference, all pro forma financial statements are based on Audiovox's fiscal year end.

AUDIOVOX CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
February 28, 2011
(in thousands)
	Historical			Pro Forma Adjustments		Pro Forma Combined
	Audiovox Corporation	Klipsch Group, Inc.	Total
Assets
Current assets:
Cash and cash equivalents	$98,630	$10,808	$109,438	$(10,808)	(a)	$16,901
				(78,487)	(a)
				(3,242)	(g)
Accounts receivable, net	108,048	28,614	136,662	—		136,662
Inventory	113,620	30,167	143,787	—		143,787
Receivables from vendors	8,382	—	8,382	—		8,382
Prepaid expenses and other current assets	9,382	717	10,099	—		10,099
Income tax receivable	—	1,748	1,748	—		1,748
Deferred income taxes	2,768	1,481	4,249	—		4,249
Total current assets	340,830	73,535	414,365	(92,537)		321,828

Investment securities	13,500	—	13,500	—		13,500
Equity investments	12,764	—	12,764	—		12,764
Property, plant and equipment, net	19,563	5,847	25,410	500	(b)	25,910
Goodwill	7,373	4,278	11,651	57,125	(c)	68,776
Intangible assets	99,189	8,225	107,414	72,838	(d)	180,252
Deferred income taxes	6,244	2,892	9,136	—		9,136
Other assets	1,634	140	1,774	3,242	(g)	5,016
Total assets	$501,097	$94,917	$596,014	$41,168		$637,182

AUDIOVOX CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
February 28, 2011
(in thousands)
	Historical			Pro Forma Adjustments		Pro Forma Combined
	Audiovox Corporation	Klipsch Group, Inc.	Total
Liabilties and Stockholders' Equity
Current liabilities:
Accounts payable	$27,341	$15,797	$43,138	—		43,138
Accrued expenses and other current liabilities	36,500	12,766	49,266	—		49,266
Accrued sales incentives	11,981	—	11,981	—		11,981
Income taxes payable	1,610	2,882	4,492	—		4,492
Deferred income taxes	399	—	399	—		399
Current portion of long-term debt	4,471	2,151	6,622	(2,151)	(f)	4,471
Total current liabilities	82,302	33,596	115,898	(2,151)		113,747

Long-term debt	5,895	936	6,831	89,152	(f)	95,983
Capital lease obligations	5,348	—	5,348	—		5,348
Related party debt	—	9,000	9,000	(9,000)	(f)	—
Deferred compensation	3,554	—	3,554	—		3,554
Other tax liabilties	1,788	—	1,788	—		1,788
Deferred tax liabilities	4,919	1,001	5,920	13,551	(k)	19,471
Other long-term liabilities	4,345	—	4,345	—		4,345
Total liabilities	108,151	44,533	152,684	91,552		244,236

Stockholders' equity:
Convertible preferred stock	—	50,769	50,769	(50,769)	(l)	—
Common stock	248	—	248	—		248
Paid-in-capital	277,896	—	277,896	—		277,896
Retained earnings	137,027	1,456	138,483	(1,456)	(l)	137,027
Accumulated other comprehensive loss	(3,849)	(1,760)	(5,609)	1,760	(l)	(3,849)
Treasury stock	(18,376)	—	(18,376)	—		(18,376)
	392,946	50,465	443,411	(50,465)		392,946
Less: Receivable from stockholders	—	(81)	(81)	81	(l)	—
Total stockholders' equity	392,946	50,384	443,330	(50,384)		392,946
Total liabilities and stockholders' equity	$501,097	$94,917	$596,014	$41,168		$637,182

AUDIOVOX CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended February 28, 2011
(in thousands, except share and per share data)
	Historical			Pro Forma Adjustments		Pro Forma Combined
	Audiovox Corporation	Klipsch Group, Inc.	Total

Net sales	$561,672	$166,594	$728,266	—		$728,266
Cost of sales	437,735	106,810	544,545	17	(b)	544,562
Gross profit	123,937	59,784	183,721	(17)		183,704

Operating expenses:
Selling	34,517	17,501	52,018	—		52,018
General and administrative	68,469	18,325	86,794	948	(e)	86,550
				(1,192)	(i)

Engineering and technical support	11,934	5,063	16,997	—		16,997
Total operating expenses	114,920	40,889	155,809	(244)		155,565

Operating income	9,017	18,895	27,912	227		28,139

Other income (expense):
Interest and bank charges	(2,630)	(1,831)	(4,461)	(1,319)	(h)	(5,780)
Equity in income of equity investee	2,905	—	2,905	—		2,905
Other, net	3,204	(1,007)	2,197	—		2,197
Total other income (expense), net	3,479	(2,838)	641	(1,319)		(678)

Income before income taxes	12,496	16,057	28,553	(1,092)		27,461
Income tax expense (benefit)	(10,535)	7,020	(3,515)	(426)	(j)	(3,941)

Net income	$23,031	$9,037	$32,068	$(666)		$31,402

Net income per common share (basic)	$1.00					$1.37

Net income per common share (diluted)	$1.00					$1.36

Weighted-average common shares outstanding (basic)	22,938,754					22,938,754
Weighted-average common shares outstanding (diluted)	23,112,518					23,112,518

Audiovox Corporation
Notes to Pro Forma Combined Financial Statements
(Unaudited)
(In thousands, unless otherwise indicated)

1. Description of Transaction

On March 1, 2011, Audiovox, through its wholly-owned subsidiary Soundtech, LLC., completed its acquisition of Klipsch, a global provider of high-quality loudspeakers for audio, multi-media and home theater applications, pursuant to the Purchase Agreement for $167.6 million in cash, on a cash free basis, subject to certain adjustments.

This Acquisition was financed through a combination of existing Audiovox cash and approximately $89 million of borrowings under the Credit Facility.

The terms of the Purchase Agreement and the Credit Agreement were previously described in Audiovox's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2011 (the “Original 8-K”) and such description of the Purchase Agreement is incorporated herein by reference.  Such description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Exhibit 2.1 to the the Form 10-K filed on May 16, 2011.

2. Basis of Presentation

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Audiovox and Klipsch as of February 28, 2011 and for the year then ended.

The unaudited pro forma combined balance sheet as of February 28, 2011 is presented as if the acquisition of Klipsch had occurred on February 28, 2011. The unaudited pro forma combined statement of income for the year ended February 28, 2011, is presented as if the Acquisition had occurred on March 1, 2010. The unaudited pro forma combined financial information was prepared under existing U.S. GAAP.

The acquisition method of accounting under U.S. GAAP requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values at the acquisition date.  Fair value is defined under U.S. GAAP as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”  Market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability.  Fair value measurements for an asset assume the highest and best use by these market participants.  Fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Accordingly, the assets acquired and liabilities assumed were recorded at their respective fair values and added to those of Audiovox.  Financial statements and reported results of operations of Audiovox for periods following completion of the acquisition will reflect these values, and the related depreciation and amortization thereof, but will not be retroactively restated to reflect the historical financial position or results of operations of Klipsch for periods prior to the acquisition.

Acquisition-related transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the acquired company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.  The unaudited pro forma combined financial statements do not reflect acquisition-related transaction costs incurred by Audiovox or Klipsch. The unaudited pro forma combined financial statements reflect no restructuring and integration charges that may be incurred in connection with the acquisition.

Certain immaterial reclasses were made to the overall presentation of the Klipsch financial statements to conform to Audiovox's presentation.

3. Accounting Policies

Audiovox has not identified any differences in accounting policies that would have a material impact on the combined financial statements.

4. Assets Acquired and Liabilities Assumed

The preliminary estimated assets acquired and the liabilities assumed by Audiovox in the acquisition of Klipsch, reconciled to the consideration transferred, are provided below:

As of
February 28, 2011

Book value of net assets acquired	$50,727
Adjustment for elimination of goodwill and intangibles	(12,503)
Adjusted book value of net tangible assets acquired	38,224
Adjustments to:
Property, plant and equipment	500
Indentifiable intangible assets (13-15 year life)	81,063
Goodwill	61,403
Deferred tax liabilities	(13,551)
Totals	$167,639

The above table summarizes on a preliminary basis, the allocation of the purchase price of Klipsch to the assets acquired and liabilities assumed as of the date of the acquisition and remains subject to finalization.

5. Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation ; and Note 4. Assets Acquired and Liabilities Assumed.

Adjustments under the heading “Pro Forma Adjustments” represent the following:

a)	To record the cash portion of the acquisition consideration of $78.5 million and to record the elimination of Klipsch's cash as the acquisition was done on a cash free basis.

b)
Audiovox performed a fair value assessment for property, plant and equipment, which, on a preliminary basis, increased the book value by approximately $500. The resulting fair value adjustments attributable to property, plant and equipment will increase depreciation expense by approximately $17 and have been reported as adjustments to cost of sales.

The estimated fair value and the estimated useful lives of each class of asset are summarized on the table below:

	Amortization Period	Fair Value at 2/28/2011

Buildings and improvements	30 years	$3,402
Furniture, fixtures and equipment	5 years	$2,894
Equipment not yet placed in service	N/A	$51
Total		$6,347

These valuations and estimated useful lives are preliminary and subject to change.

c)	To record estimated acquisition goodwill of $61.4 million and to eliminate historical goodwill of Klipsch of $4.3 million. Goodwill largely consists of geographic expansion of product sales and other synergies of the combined companies, the value of the assembled workforce, other intangible assets that did not qualify for separate recognition and other intangible assets that were not individually identified because they cannot be reliably measured.  Goodwill is not expected to be deductible for Federal or state tax purposes.

d)
To record the estimated fair value of the intangibles acquired of $81.1 million and to eliminate historical intangible assets of Klipsch of $8.2 million. To determine the estimated fair value of intangibles acquired, Audiovox engaged a third party valuation specialist to assist management.  Based on the preliminary assessment, the acquired intangible asset categories, fair value and average amortization periods, are as follows:

	Amortization Period	Fair Value at 2/28/2011

Tradename	Indefinite Life	$46,816
Patents	13 years	$1,247
Customer relationships	15 years	$33,000
Total		$81,063

The preliminary fair value of the tradename and patents was determined based on the “relief from royalty” method, an approach under which fair value is estimated to be the present value of royalties saved because we own the intangible asset and therefore do not have to pay a royalty for its use.  The preliminary fair value for the non-compete agreements was valued based on a discounted “income approach” model including estimated financial results with and without the non-compete agreements in place.  The agreements were analyzed based on the potential impact competition from certain individuals could have on the financial results of the Company, assuming the agreements were not in place.  The customer relationships were preliminarily valued utilizing the “excess earnings method” of income approach.  Estimated discounted cash flow associated with existing customers and projects was based on historical and market participant data.

These valuations and the estimated useful lives are preliminary and subject to change.

e)
To adjust amortization expense attributable to the fair value of the intangible assets acquired, which is expected to be provided on a straight-line basis, and eliminate amortization expense for intangible assets recorded by Klipsch, as follows:

For the year ended February 28, 2011
Elimination of Klipsch amortization expense, net	$(1,348)
Amortization expense for intangible assets acquired	2,296
Total	$948

f)	To eliminate certain Klipsch debt outstanding at the time of acquisition and recognize debt incurred in connection with the Klipsch acquisition.

In connection with the Klipsch acquisition, as stated above, Audiovox borrowed $89.1 million under the Credit Agreement on March 1, 2011 and used the proceeds from such borrowing to complete its acquisition of Klipsch.

Klipsch's previous outstanding debt has been repurchased and/or redeemed in connection with the acquisition.

g)
To capitalize debt issuance costs incurred for the Klipsch acquisition, which is expected to be amortized and recorded to interest expense, on a straight-line basis over the life of the Credit Agreement.

h)	To eliminate interest expense recorded by Klipsch and to recognize the cost of debt incurred by Audiovox in connection with the Credit Agreement, as follows:

For the year ended February 28, 2011
Elimination of Klipsch interest expense, net	$(1,804)
Interest expense for new debt	2,475
Amortization of deferred debt issuance costs	648
Total	$1,319

For the purposes of the proforma adjustment, interest expense was calculated assuming an interest rate of 2.78%, which approximates the average LIBOR rate plus a 2.5% spread for the twelve-month period ended February 28, 2011.

i)
Klipsch incurred certain costs, including legal, accounting and tax consulting expenses relating to the sale of the business to Audiovox and were expensed as incurred and approximated $203 during the year ended February 28, 2011.

Audiovox's acquisition related costs, consisting of legal, accounting, tax consulting and due diligence were expensed as incurred and approximated $ 989 during the year ended February 28, 2011. In addition, the Company paid Wells Fargo a contingent fee of approximately $1.24 million for investment banking services that will be expensed by the Company on March 1, 2011, which has not been reflected in the proforma financial statements.

j)
Audiovox has estimated an incremental 39% tax rate in assessing the tax impact of the combination of Klipsch with Audiovox.  The effective tax rate and tax accounts in the balance sheet of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including tax planning opportunities, cash repatriation decisions and geographic mix of income.

k)	To record the deferred tax liability for the book value increase to fair value of amortizable intangibles and fixed assets, which are nondeductible for tax purposes.

l)	To eliminate stockholders' equity of Klipsch as of the date of the acquisition.